EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77C: Submission of matters to a vote of Security holders.
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EXHIBIT A:
Sub-Item 77C:
  Submission Of Matters To A Vote Of Security Holders.

A Special Meeting of Shareholders of the Trust was held at the offices of the The CRM Fund's administrator at 400 Bellevue Parkway, Wilmington, Delaware 19809 on October 22, 1999 at 11:00 a.m. shareholders voted on the following proposals as indicated below:


1) To approve an Agreement and Plan of Reorganization (the
"Plan") for each CRM Fund providing for the transfer of the Fund's assets to a newly-created fund (a "Successor
Fund") in exchange for shares of equal value of the Successor Fund, followed by the distribution of such shares to the CRM Fund's shareholders and the dissolution of the CRM Fund, as described in the accompanying Proxy Statement:


Small Cap Value Fund

Shares Voted For:	5,774,394.65
% of shares present voted "for"	93.70
Shares Voted Against:	2,589.85
% of shares present voted "against"	0.04

Shares Not Voted:	385,556.39
% of shares present not voted	6.26

Mid Cap Value Fund

Shares Voted For:	1,239,348.34
% of shares present voted "for"	99.89

Shares Voted Against:	1,360.59
% of shares present voted "against"	0.11

Shares Not Voted:	0.00
% of shares present not voted	0.00

Large Cap Value Fund

Shares Voted For:	1,421,846.59
% of shares present voted "for"	96.96

Shares Voted Against:	44,563.84
% of shares present voted "against"	3.04

Shares Not Voted:	0.00
% of shares present not voted	0.00